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                                                                    EXHIBIT 99.1



          CREDIT ACCEPTANCE CORPORATION ANNOUNCES APPOINTMENT OF CHIEF
                        ACCOUNTING OFFICER AND TREASURER

SOUTHFIELD, Mich., May 19, 2004 -- Credit Acceptance Corporation (the "Company") today announced the appointment of Kenneth S. Booth to the newly created position of Chief Accounting Officer. Mr. Booth will report to Brett A. Roberts, the Company's CEO and direct the Company's internal and external financial reporting activities. Mr. Booth joined the Company in January 2004 as Director of Internal Audit and has 12 years of experience in public accounting, most recently as a senior manager for PricewaterhouseCoopers LLP.

Douglas W. Busk, the Company's former Chief Financial Officer, will become Treasurer of the Company. Mr. Busk will report to Brett A. Roberts, the Company's CEO and direct the Company's capital raising, budgeting, forecasting and financial analysis activities.

Description of Credit Acceptance Corporation

Since 1972, Credit Acceptance has provided auto loans to consumers, regardless of their credit history. Our product is offered through a nationwide network of automobile dealers who benefit by selling vehicles to consumers who otherwise could not obtain financing, by repeat and referral sales generated by these same customers, and from sales to customers responding to advertisements for our product, but who actually end up qualifying for traditional financing.

Without our product, consumers are often unable to purchase a vehicle or they purchase an unreliable one and are not provided the opportunity to improve their credit standing. As we report to the three national credit reporting agencies, a significant number of our customers improve their lives by improving their credit score and move on to more traditional sources of financing. Credit Acceptance is publicly traded on the NASDAQ National Market under the symbol CACC. For more information, visit www.creditacceptance.com.

SOURCE: Credit Acceptance Corporation

Credit Acceptance Corporation
Douglas W. Busk, 248-353-2700 Ext. 432
IR@creditacceptance.com